Exhibit IV

                            to

                       Schedule 13G

                         Under the

                Securities Exchange Act of 1934

Pursuant to Rule 13d-1(f)(1), IDS Diversified Equity Income Fund, Inc., affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.


IDS Diversified Equity Income Fund, Inc.


By:        /s/Leslie L. Ogg
Name:         Leslie L. Ogg
Title:        Vice President and General Counsel